EXHIBIT 11.1

                         PRE-PAID LEGAL SERVICES, INC.
                 Statement re Computation of Per Share Earnings
                      (In 000's except per share amounts)

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                                                                     Three Months Ended March 31,
                                                                                  1995       1994
PRIMARY EARNINGS PER SHARE:

Computation for Statement of Income
Earnings:
Income applicable to common shares (a) ......................................   $ 1,274   $   869

Shares:
Weighted average shares outstanding, (net of 747 shares of treasury stock)
  disregarding exercise of options or conversion of preferred stock .........    15,059    11,255
Assumed dilutive conversion of preferred stock ..............................       206       215
Assumed exercise of options and warrants based on the modified treasury stock
  method using average market price .........................................       870     1,182
Weighted average number of shares, as adjusted ..............................    16,135    12,652

Earnings per share (a) ......................................................   $   .08   $   .07

FULLY DILUTED EARNINGS PER SHARE:

Computation for Statement of Income
Earnings:
Income applicable to common shares (a) ......................................   $ 1,274   $   869
Add:    Dividends on assumed conversion of preferred stock ..................       114         -
        Interest on assumed conversion of subordinated debentures,
        net of tax (b) ......................................................         -        11
Net income, as adjusted .....................................................   $ 1,388   $   880

Shares:
Weighted average shares outstanding, (net of 747 shares of treasury stock)
  disregarding exercise of options or conversion of preferred stock or
  subordinated debentures ...................................................    15,059    11,255
Assumed dilutive conversion of preferred stock ..............................     2,825       215
Assumed dilutive conversion of subordinated debentures ......................         -       529
Assumed exercise of options and warrants based on the modified treasury stock method using closing market price if higher than average market price
                                                                                  1,944     1,182
Weighted average number of shares, as adjusted ..............................    19,828    13,181

Earnings per share (a) ......................................................   $   .07   $   .07

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     (a) These  amounts  agree with the  related  amounts in the  statements  of income.
     (b) Adjustments to income have been shown net of tax effects calculated at the Company's effective tax rate.